Vishay Precision Group’s Revenues Exceed Guidance
  Net revenues of $59.5 million represent a 24% increase over the $48.2 million in net revenues for the first quarter of 2010

  Net earnings were $3.3 million, or $0.24 per diluted share

  Book-to-bill ratio at the end of the first quarter was 1.09
MALVERN, PA, May 3, 2011 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of sensors based on resistive foil technology and sensor-based systems,today announced results for the first fiscal quarter ended April 2, 2011. VPG was spun-off from Vishay Intertechnology (NYSE: VSH) as an independent publicly traded company and began trading on the New York Stock Exchange in July 2010 under the symbol "VPG."

Net revenues for the first fiscal quarter of 2011 were $59.5 million, representing a 24% increase, over the $48.2 million of net revenues for the comparable prior year period. Net earnings for the first fiscal quarter of 2011 were $3.3 million or $0.24 per diluted share, versus net earnings of $1.8 million, or $0.13 per diluted share for the comparable prior year period (see Notes below).

Commenting on the results, Ziv Shoshani, Chief Executive Officer of VPG, said, "Our first quarter revenues were above the high end of our previous guidance, representing increasing revenues and rising market demand for both of our reportable segments during the second half of the quarter. Our Foil Technology Products (FTP) segment revenues increased to $28.2 million in the first quarter, with incremental volume being supplied to our Weighing Modules & Control Systems (WMCS) segment. The FTP gross margin was 44.3% for the first quarter. The WMCS segment revenues increased to $31.3 million, coming from strength in the scale manufacturing, process weighing, and European onboard weighing markets. The gross margin for the segment was 27.2% for the first quarter.”

Mr. Shoshani added, "Our business strengthened through the end of the first quarter and we see that trend continuing into the second quarter. The book-to-bill ratio at the end of our first quarter of 1.09 confirms the increased demand for our products. In addition to meeting this increased customer demand, we are also proceeding with our two strategic initiatives: building a new offshore facility for our WMCS segment; and installing a new pilot line for our FTP segment. Both of these projects are on track for completion this year and each one will allow us to lower our cost base and proceed with new product development. We believe these projects will help us achieve our long-term operational goals.”

Outlook

Mr. Shoshani continued, “We are enjoying a significantly better environment than one year ago. Our revenues today are the result of an improving world-wide economy as well as actions we are taking to secure design-in wins for our products. In the second quarter of 2011, we expect to generate revenues between $58 million and $63 million.”

Notes

Earnings per Share: Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology, Inc. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

Financial Presentation: The results of operations and earnings for the quarter ended April 3, 2010 were derived in whole or in part from the historical consolidated financial statements of Vishay Intertechnology. Such results may not be indicative of the actual operating results that would have been realized had the Company operated as an independent, publicly traded company.

Conference Call and Webcast

A conference call and simultaneous audio webcast is scheduled for Tuesday, May 3, 2011 at 11:30 a.m. (ET). To access the conference call, interested parties may call (866) 825-3209 or +1 (617) 213-8061 and enter passcode: 6195-8153, or log on to http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free (888) 286-8010 or internationally +1 (617) 801-6888 and using the following replay passcode: 8989-0448. A replay will also be available on the VPG website at http://ir.vishaypg.com. The replay will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems.VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology,the Company has a decades-long track record of innovation in foil precision resistors, current sensors,and strain gages, which has served as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at http://www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions,changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our July 2010 spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, underutilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	April 2,	April 3,
	2011	2010
Net revenues	$59,525	$48,175
Costs of products sold	38,515	31,127
Gross profit	21,010	17,048
Gross margin	35.3%	35.4%

Selling, general, and administrative expenses	16,333	13,207
Operating income	4,677	3,841
Operating margin	7.9%	8.0%

Other income (expense):
Interest expense	(80)	(207)
Other	280	(4)
Total other income (expense) - net	200	(211)

Income before taxes	4,877	3,630

Income tax expense	1,513	1,827

Net earnings	3,364	1,803

Less: net earnings attributable to noncontrolling interests	71	27

Net earnings attributable to VPG stockholders/parent	$3,293	$1,776

Basic earnings per share attributable to VPG stockholders/parent	$0.25	$0.13	(Note 1)

Diluted earnings per share attributable to VPG stockholders/parent	$0.24	$0.13	(Note 1)

Weighted average shares outstanding - basic	13,340	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,809	13,332	(Note 1)

Note 1 - Earnings per Share

Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of  basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

	April 2,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$79,135	$82,245
Accounts receivable, net	37,036	33,988
Net inventories	49,060	48,337
Deferred income taxes	4,115	4,022
Prepaid expenses and other current assets	7,665	5,540
Total current assets	177,011	174,132

Property and equipment, net	47,968	46,747
Intangible assets, net	13,971	14,500
Other assets	13,668	13,334
Total assets	$252,618	$248,713

Liabilities and equity
Current liabilities:
Notes payable to banks	$649	$85
Trade accounts payable	12,332	11,537
Payroll and related expenses	12,093	12,554
Other accrued expenses	7,926	8,680
Income taxes	2,087	4,847
Total current liabilities	35,087	37,703

Long-term debt	11,694	11,692
Deferred income taxes	4,226	4,212
Other liabilities	7,699	7,468
Accrued pension and other postretirement costs	10,819	10,708
Total liabilities	69,525	71,783

Commitments and contingencies

Equity:
Common stock	1,231	1,231
Class B convertible common stock	103	103
Capital in excess of par value	180,417	180,142
Retained earnings	9,187	5,894
Accumulated other comprehensive income (loss)	(8,046)	(10,585)
Total Vishay Precison Group, Inc. stockholders' equity	182,892	176,785
Noncontrolling interests	201	145
Total equity	183,093	176,930
Total liabilities and equity	$252,618	$248,713

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Fiscal Quarter Ended
	April 2,	April 3,
	2011	2010
Operating activities
Net earnings	$3,364	$1,803
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	2,806	2,541
Loss (gain) on disposal of property and equipment	24	(3)
Share-based compensation expense	226	58
Inventory write-offs for obsolescence	345	519
Other	(3,591)	2,046
Changes in operating assets and liabilities	(5,533)	(2,107)
Net cash (used in) provided by operating activities	(2,359)	4,857

Investing activities
Purchase of property and equipment	(2,923)	(1,915)
Proceeds from sale of property and equipment	54	121
Net cash used in investing activities	(2,869)	(1,794)

Financing activities
Principal payments on long-term debt and capital lease obligations	-	(114)
Net changes in short-term borrowings	560	(9)
Distributions to noncontrolling interests	(15)	(16)
Transactions with Vishay Intertechnology	-	16,023
Net cash provided by financing activities	545	15,884

Effect of exchange rate changes on cash and cash equivalents	1,573	(1,718)

Increase (decrease) in cash and cash equivalents	(3,110)	17,229

Cash and cash equivalents at beginning of period	82,245	63,192
Cash and cash equivalents at end of period	$79,135	$80,421

SOURCE: Vishay Precision Group, Inc.

Vishay Precision Group, Inc.
Michael Sheaffer
Investor Relations
484-321-5327
Investors@VishayPG.com